Exhibit 10.2
ASSIGNMENT OF
AND SECOND AMENDMENT TO LEASE
THIS ASSIGNMENT OF AND SECOND AMENDMENT TO LEASE (“Amendment”) is entered into by and among Worldwide Licensing & Merchandising, Inc., a Florida corporation (“Assignor”), Premier Exhibitions, Inc., a Florida corporation (“Assignee”), and George F. Eyde Orlando, LLC, a Michigan limited liability company, and Louis J. Eyde Orlando, LLC, a Michigan limited liability company (collectively, “Landlord”).
WHEREAS, Landlord and Tenant entered into that certain Lease dated August 22, 2008, as amended by that certain First Amendment to Lease dated January 29, 2010 (as amended, the “Lease”), the term of which commenced on January 1, 2009, regarding that certain space consisting of approximately 19,726 square feet, located at 7316, 7324, and 7324-A International Drive, Orlando, Florida 32819, as more particularly described in the Lease (the “Premises”);
WHEREAS, the parties desire to effect an assignment of the Lease and all rights and obligations pertaining to the Premises from Assignor to Assignee, conditioned as set forth herein; and
WHEREAS, the parties also desire to revise the terms of the Lease as set forth herein;
NOW, THEREFORE, for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Incorporation of Recitals. The foregoing recitals are true and correct and shall be incorporated into this Amendment by this reference.
2. Capitalized Terms. Unless otherwise expressly defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Lease.
3. Assignment of Lease. Pursuant to Landlord’s consent, which is hereby granted subject to the terms and conditions of the Lease and this Amendment, Assignor assigns to Assignee all rights and obligations under the Lease, including Tenant’s Security Deposit of $10,000.00, effective as of October 17, 2011 (the “Effective Date”). As of the Effective Date, Assignee accepts this Assignment and agrees to comply with and be bound by all the terms and conditions of the Lease, as amended by this Assignment, from the Effective Date through the expiration or earlier termination of the term of the Lease (as defined by the Lease and modified below). Assignee’s rental obligations (as amended by this Assignment) shall likewise commence as of the Effective Date, such that Assignee’s rental obligations for October 2011 shall be prorated accordingly.
4. Assumption of Lease. Assignee (a) acknowledges its obligations to perform the Assignor’s obligations under the Lease; (b) agrees to keep and perform all of the covenants, conditions and agreements of Assignor arising under or in connection with the Lease after the Effective Date of this Assignment; and (c) agrees to assume certain obligation to Landlord for certain rental arrearages owed by Assignee, as set forth in Sections 5(a) and 11 of this Amendment.

5. Conditional Release of Assignor and Guarantor.
(a)
Assignor’s Arrearages. Landlord, Assignor, and Assignee acknowledge and agree that as of June 30, 2011, Assignor owes Landlord arrearages totaling $771,790.43 (“Assignor’s Arrearages”), which amount Landlord has agreed to reduce to $720,000.00 (“Assumed Arrearages”) in consideration of Assignee’s acceptance of and full performance of all obligations under this Amendment, and which Assignee has agreed to assume as Assignee’s own rental obligations under the Lease.

(b)
Release of Arrearages, Assignor, and Guarantor. G. Michael Harris and Amy G. Harris (“Guarantors”), as well as Assignor, shall be forever released from liability for Assignor’s Arrearages as well all obligations arising under the Lease as of and following the Effective Date, such that Assignee shall then be deemed the only tenant party to the Lease and Guarantors shall be released from all liability under that certain Guaranty and Subordination dated August 27, 2008.

6. Assignor’s Authority. Assignor warrants and represents that: (i) Assignor is a corporation duly organized and in good standing under the laws of the state of Florida; (ii) all requisite approvals necessary to authorize Assignor to enter into this Amendment and to carry out Assignor’s obligations have been obtained; (iii) the undersigned is authorized by Assignor to execute this Amendment on Assignor’s behalf and thus fully bind Assignor thereby; (iv) this Amendment has been duly authorized, executed and delivered by Assignor; and (v) the execution of this Amendment does not and will not violate any contract, covenant or other agreement to which Assignor may be a party or by which Assignor may be bound.
7. Assignee’s Authority. Assignee warrants and represents that: (i) Assignee has the full right, power, and authority to assume the Lease and to carry out Assignee’s obligations thereunder, including this Amendment; (ii) Assignee is a corporation duly organized and in good standing under the laws of Florida; (iii) all requisite approvals necessary to authorize Assignee to enter into the Lease and this Amendment and to carry out Assignee’s obligations have been obtained; (iv) the undersigned is authorized by Assignee to execute this Amendment on Assignee’s behalf and thus fully bind Assignee thereby; (v) this Amendment has been duly authorized, executed and delivered by Assignee; and (vi) the execution of this Amendment does not and will not violate any contract, covenant or other agreement to which Assignee may be a party or by which Assignee may be bound.
8. Use of Premises. Articles 1.1, 2.3, 8.1 and 9 of the Lease are revised to reflect that Assignee shall and may operate a Titanic themed exhibition at the Premises, and shall have the right to replace or supplement such Titanic themed exhibition with a human anatomy or Dialog in the Dark exhibition, or any other exhibition property then presented to the public by Assignee.

9. Radius Restriction. Article 2.3 of the Lease is revised to expand the restriction from five (5) miles from the exterior boundaries of the Shopping Center to ten (10) miles from the exterior boundaries of the Shopping Center and to expand the restriction to include human anatomy exhibitions in addition to Titanic themed exhibitions. Notwithstanding the foregoing, Assignee acknowledges that Assignee has been made aware of, and hereby consents to, Landlord leasing space within the foregoing ten (10) mile radius to any tenant for exhibits with the themes of crime scene investigations and Leonardo da Vinci.
10. Revocation of Forbearance Period and Late Fee Waiver. Pursuant to the terms of Section 5 of the First Amendment to Lease, Sections 3 (Minimum Rent Forbearance) and 4 (Late Fees) of said amendment are revoked as if never granted by Landlord, provided that the terms of this Amendment shall prevail with regard to all arrearages and rent amounts owed as of the Effective Date.
11. Payment of Assumed Arrearages. As payment of rental obligations that have accrued under the Lease to date, which rental obligations Assignee hereby assumes only to the extent of the Assumed Arrearages, Assignee shall pay the Assumed Arrearages as follows: (i) $65,000.00 together with the October 2011 Rent; (ii) seven (7) additional payments of $65,000.00 each along with the Rent owed at the beginning of every calendar quarter thereafter (i.e. January 1, April 1, July 1, and October 1), beginning on January 1, 2012, through and including July 1, 2013; and (iii) $200,000.00 along with the Rent owed on December 1, 2015. All such payments shall be deemed Rent owed under the Lease.
12. Lease Term.
(a)
Initial Term. Articles 1.1 and 3.1 of the Lease are revised to provide that the initial term of the Lease shall expire at 5:00 p.m. EDT on September 30, 2016, subject to Assignee’s right to terminate the Lease early as set forth in Section 10(c) of this Amendment.

(b)
Revocation of Renewal Rights. Article 3.3 of the Lease (Options to Renew), and all other references to renewal options or renewal periods in the Lease are hereby deleted in their entirety, such that Assignee shall have no right to renew the Lease beyond the initial term of the Lease.

(c)
Early Termination. Assignee shall have a one-time right to terminate the Lease early, effective June 30, 2014, by giving Landlord written notice of such election no later than January 31, 2014, which notice shall be accompanied by the payment of the $200,000.00 otherwise owed on December 1, 2015 pursuant to Section 9(iii) of this Amendment.

13. Rent.
(a)
Minimum Rent. Articles 1.1 and 5.1 are revised to provide that Minimum Rent: (i) through June 30, 2014 shall be $16,000.00 per month plus all applicable sales taxes, and (ii) from July 1, 2014 through September 30, 2016 shall be $19,000.00 per month plus all applicable sales taxes. Article 5.1(b) (Annual Percentage Increase) is hereby deleted in its entirety.

(b)	Additional Rent. Articles 5.5, 5.5A, 5.5B, 5.5C, 5.5D and all other references in the Lease to such Additional Rent established thereunder, are hereby deleted in their entirety.

14. Tenant Improvement Allowance. Assignee acknowledges that no further Tenant Improvement Allowance is owed by Landlord or available to Assignee. All references to the Tenant Improvement Allowance in Article 1.1 of the Lease, or elsewhere, are hereby deleted in their entirety.
15. Landlord’s Security Interest. Article 13.5 of the Lease is amended to expressly exclude from Landlord’s security interest therein any and all Titanic Artifacts used or presented by Assignee at the Premises or any other location, which assets may not be encumbered. “Titanic Artifacts” shall include all artifacts exhibited at the exhibition, all artifacts recovered from the wreck and wreck site of the RMS Titanic, all intellectual property and provenance-related work product (including but not limited to audio and video footage, still photographs, and database) related to the Titanic or any of its artifacts.
16. Rules and Regulations. Article 18 of the Lease is amended to provide that Operating hours shall be reasonably determined by Landlord and Assignee, provided that Landlord pre-approves operation of the exhibition during the hours of 10:00 a.m. to 9:00 p.m., Monday through Saturday and 10:00 a.m. to 6:00 p.m. Sunday, (subject to Tenant’s right to shorten hours in its reasonable discretion as the result of low ticket sales), so long as the exhibition is in operation at least fifty (50) hours per week.
17. Repairs and Maintenance. Article 26.1 of the Lease is amended to add the following: Landlord is responsible for any and all damage to Assignee’s property (excluding the Titanic Artifacts which Assignee shall itself have fully insured against damage for any cause, including Landlord’s negligence or intentional acts) that results from Landlord’s failure to fulfill its obligations under this Article 26.1, or the negligence or intentional acts of Landlord or its agents. Article 26.2 of the Lease is amended to provide that if Landlord fails to undertake and at all times thereafter diligently pursue to completion the repair and maintenance of the Premises, Building, Common Areas and Shopping Center as required thereunder, only 24 hours written notice is required before Tenant may make such repairs and maintenance in the case of such repairs or maintenance which constitute an emergency to the structural integrity or safety of the Premises or which are needed to prevent damage to the Titanic Artifacts located at the Premises.
18. No Landlord Defaults; Release; no Assignee Defaults. Assignor, Guarantors and Assignee acknowledge that, as of the Effective Date, Landlord is not in default of any of the terms or conditions of the Lease and each knows of no facts which, given the passage of time, would constitute a default by Landlord under the Lease. Assignor, Guarantors and Assignee waive and forever release George F. Eyde Orlando, LLC and Louis J. Eyde Orlando, LLC, their successors, subsidiaries, principals, agents, representatives, employees, shareholders and assigns (collectively referred to as the “Released Parties”) from any liability whatsoever, arising prior to the Effective Date, whether directly or indirectly relating to or arising out of any work performed by or on behalf of Landlord or Assignor as required by the Lease, including, without limitation by reference, delay damages, property damage, business losses, or any consequential, actual or special damages, regardless of when any such damages may be incurred. Assignor, Guarantors and Assignee acknowledge that, as of the Effective Date, Assignee is not in default of any of the terms or conditions of the Lease, and shall not be deemed in default due to its assumption of the Assumed Arrearages (unless and until Assignee fails to timely pay same as required under this Amendment), and each knows of no facts which, given the passage of time, would constitute a default by Assignee under the Lease.

19. Survival of Lease. It is expressly understood and agreed, that in all other respects the Lease is ratified and reaffirmed and that all of the terms and conditions which have been amended or otherwise modified herein will remain and are in full force and effect in every respect. This Amendment will bind the heirs, administrators, successors and assigns of the respective parties.
20. Attorneys’ Fees and Costs. Should any party employ an attorney or attorneys to enforce any of the provisions hereof, or to protect its interest in any matter arising hereunder, or to recover damages for the breach hereof, the party prevailing will be entitled to recover from the other party (or parties, as applicable) all reasonable costs, charges and expenses, including reasonably attorneys’ fees, and other legal costs, expended or incurred in connection therewith, before, during and subsequent to any litigation, including arbitration and appellate proceedings, bankruptcy or similar debtor/creditor proceedings, and proceedings to enforce any indemnity agreement herein contained. To the extent that more than one party is liable for attorneys’ fees pursuant to this provision, such liability shall be joint and several.
21. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same Amendment. Photostatic, PDF or facsimile copies of this Amendment fully executed shall be deemed an original for all purposes, and the parties hereto waive the “best evidence” rule or any similar law or rule in any proceeding in which this Amendment shall be presented as evidence.
IN WITNESS WHEREOF, Assignor, Guarantors, Assignee, and Landlord have caused this Assignment of and Second Amendment to Lease to be executed as of the dates set forth below.

WITNESSES:	ASSIGNOR:
Worldwide Licensing & Merchandising, Inc.,
/s/ Dave Walker	a Florida corporation
Print Name: Dave Walker
By: /s/ G. Michael Harris
/s/ Chris DiPierri	G. Michael Harris, President
Print Name: Chris DiPierri
Date: October 17, 2011

GUARANTORS:

/s/ G. Michael Harris
G. Michael Harris
Date: October 17, 2011

/s/ Amy G. Harris
Amy G. Harris
Date: October 17, 2011

[Assignee’s signature page to Assignment of and Second Amendment to Lease]

WITNESSES:	ASSIGNEE:
Premier Exhibitions, Inc.,
a Florida corporation
/s/ Dave Walker
Print Name: Dave Walker
By: /s/ Michael Little
/s/ Chris DiPierri	Print name: Michael Little
Print Name: Chris DiPierri	Title: Chief Financial Officer

Date: October 17, 2011

[Landlord’s signature page to Assignment of and Second Amendment to Lease]

WITNESSES:	LANDLORD:

George F. Eyde Orlando, LLC,
a Michigan limited liability company
/s/ Mark K. Clouse
Print Name: Mark K. Clouse	By: /s/ George F. Eyde
George F. Eyde, Member

/s/ Katherine Ellsworth	Date: October 14, 2011
Print Name: Katherine Ellsworth

WITNESSES:	LANDLORD:

Louis J. Eyde Orlando, LLC,
a Michigan limited liability company
/s/ Mark K. Clouse
Print Name: Mark K. Clouse
By: /s/ Louis J. Eyde
Louis J. Eyde, Member
/s/ Katherine Ellsworth
Print Name: Katherine Ellsworth	Date: October 14, 2011